Exhibit 4.5

*000* Gold Certificate

NRI GOLD CERTIFICATE NO. _____	NIREK RESOURCES INC.
Gold Certificate
	10 grams of gold	CUSIP: 654641 11 7

* *
ISIN: CA 65464 11 75

WKN: A0SW7M

1.

For value received by the undersigned, Nirek Resources Inc. (‘NRI’), or any of its successors, the holder of this gold certificate (this “Gold Certificate”), ______________________ (the “Holder”), is entitled to ten (10) grams of gold. This Gold Certificate is to be redeemed by the Holder on March 31, 2014 at Heritage Transfer Agency Inc. (“Depository”) at 4 King Street West Suite 1320, Toronto, ON M5H 1B6.

2.	The Holder is entitled to ten (10) grams of gold.

3.	Nothing contained in this Gold Certificate shall be construed as conferring upon the Holder any right or interest whatsoever in NRI or any other right or interest except as herein expressly provided.

4.	The Holders will be notified by NRI, via mail, prior to March 31, 2014 of his or her approaching ability to redeem this Gold Certificate.

5.	This Gold Certificate shall be governed and construed in accordance with the laws of the Province of Ontario, Canada.

6.	This Gold Certificate may be assigned or transferred by the Holder or its nominee.

IN WITNESS WHEREOF, NRI has caused this Gold Certificate to be executed by a duly authorized officer.

May , 2010	NIREK RESOURCES INC.

Countersigned and Registered	Per:

Heritage Transfer Agency Inc.

Transfer Agent and Registrar

     By:______________________________

THE GOLD REPRESENTED BY THIS CERTIFICATE ARE TRANSFERABLE BY HERITAGE TRANSFER AGENCY INC. OF TORONTO, ONTARIO, CANADA.